                                                                    Exhibit 10.2

                            SAINT REGIS MOHAWK TRIBE

                                                             Chief Barbara Lazore
                                                           Chief James W. Ransom
                                                            Chief Lorraine White
                                                          Sub-Chief Emily Lauson
                              August 1, 2005      Sub-Chief Ronald LaFrance, Jr.
                                                       Sub-Chief Donald Thompson

VIA FACSIMILE
(845) 807-0000

Mr. David Hanlon,
President and CEO
Empire Resorts, Inc.
Route 17B
Monticello, NY 12701

Dear Mr. Hanlon:

On April,  6, 2000, the United States  Department of Interior  advised  Governor
Pataki that it had made a  determination  that the  acquisition  of a 29.31 acre parcel of land at the Monticello  Raceway site would be in the best interests of the St.  Regis  Mohawk  Tribe and would not be  detrimental  to the  surrounding community  and  requested  that the Governor  concur in such  determination.  As
Governor Pataki recently  testified,  the decision of the St. Regis Mohawk Tribe to enter into an exclusive  relationship with a development partner that did not control this site  prevented him from  providing his  concurrence  at that time.
Recently,  however,  the  St.  Regis  Mohawk  Tribe  terminated  this  exclusive arrangement.  By copy of this letter, we therefore now request that the Governor provide  the  Department  of Interior  with the  necessary  concurrence  for the acquisition of the parcel by the United States.

Empire  Resorts  now  controls  the parcel of land  contemplated  to be acquired pursuant to the April 6, 2000  determination,  as well as the  various  entities that had  contracted  with  the St.  Regis  Mohawk  Tribe  for the  development, construction  and management of a casino on the site. The St. Regis Mohawk Tribe has authorized and hereby agrees to affirm all of these contracts, as heretofore submitted  to the BIA and the  NIGC  for  approval,  subject  to the  Governor's concurrence in the land to trust transaction.  We further agree to work with you in good faith to: 1) satisfy all required land transfer or other requirements of the BIA in connection with the transfer of the parcel,  2) resolve any remaining issues  for  the  finalization  of the  Management  Agreement  for  the  project previously  submitted to the NIGC,  3) execute any amendment or revision to such
Management Agreement, or any collateral agreements,  that may be mutually agreed upon in such process. 4) support the approval of such Management  Agreement,  as so amended or revised, by the NIGC and 5) take any and all reasonably required steps to  consummate  the land to trust  transfer of the parcel  pursuant to the
April 6, 2000 determination as promptly as practicable following the concurrence of the Governor.

In signing  this letter,  we are  acknowledging  the  agreement of the St. Regis
Mohawk  Tribe to these  arrangements.  We  understand  that,  on the  terms  and conditions  described in this letter,  Empire Resorts and its subsidiaries  have agreed to affirm these  contracts and agreements with respect to the transfer of the parcel and the  development,  construction and management of a casino on the parcel. If the terms described above properly reflect your  understandings  with us,  please  signify your  agreement  by signing this letter as provided  below.
Thank you.

Sincerely,

Chief Barbara Lazore                         David Hanlon, President & CEO
St. Regis Mohawk Tribe                       Empire Resorts, Inc.

/s/ Barbara Lazore                            /s/ David Hanlon
------------------------------               ---------------------------------

Chief Lorraine M. White
St. Regis Mohawk Tribe

/s/ Lorraine M. White
------------------------------

cc:  Governor Pataki